Exhibit 10.28
September 30, 2009
Mary Yaroshevsky-Glanville
c/o Anadys Pharmaceuticals, Inc.
5871 Oberlin Drive, Suite 200
San Diego, CA 92121
Re:	Severance Agreement and General Release
Dear Mary:
As we discussed, in connection with the Anadys Pharmaceuticals, Inc. (the “Company”) restructuring and reduction in force, your employment with the Company will terminate on September 30th, 2009 (“Separation Date”). This letter will set forth our proposed agreement concerning your separation from the Company, severance benefits from the Company and your release of the Company from any obligations or claims after the Separation Date.
     1. You currently hold the position of Vice President, Human Capital. As of October 1, 2009, your responsibilities as Vice President, Human Capital will cease, and all payments and benefits from the Company will cease, except as provided in this letter Agreement (the “Agreement”) and the consulting agreement to be entered into effective October 1, 2009.
     2. On your Separation Date, the Company shall provide you with a final paycheck through the Separation Date which will include accrued and unused vacation pay, less all applicable federal, state and local income, social security and other payroll taxes consistent with the Company’s regular employment practices.
          (a) Pursuant to the Amended and Restated Severance and Change in Control Agreement by and between you and the Company dated March 3, 2008 (the “Severance Agreement”) and contingent upon satisfaction of the conditions described in the Severance Agreement, you are eligible for Separation Benefits as defined under the Severance Agreement in exchange for your release of the Company from all claims which you may have against the Company as of the Separation Date. A copy of the Severance Agreement is attached to this Agreement as Attachment 1, and is incorporated by reference herein.
     3. Within 14 days of the Separation Date you will be provided with election forms for medical insurance continuation as provided by the Consolidated Omnibus Budget Reconciliation Act (COBRA).

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     4. On the Separation Date, you will deliver to a Company representative, at a location to be determined, all Company property which you have in your possession, including all equipment and accessories, office equipment, account lists or contact lists, credit cards, keys, and documents, including copies of documents.
     5. If you continue to fulfill your job responsibilities through the Separation Date, and in exchange for your agreement to the release terms set forth in Paragraph 6 of this Agreement, on the date eight (8) days from your signature on this Agreement, or if the 8th day falls on a weekend or a holiday, on the next business day, Anadys will provide the following considerations: 1) provide a partial acceleration of vesting applicable to all of your outstanding stock options so that the options that otherwise would vest through December 31, 2009 immediately will be vested; and 2) provide an amendment to your stock option agreements, such that all of your vested stock options (including those accelerated pursuant to the foregoing clause) will be exercisable until December 31, 2010 (subject to your formal separate agreement to this modification and potential loss of ISO status). This offer expires as of 5:00 p.m., November 16th, 2009.
     6. Except for claims under the Workers’ Compensation Act and Unemployment Insurance, in consideration for the separation benefits described in the Severance Agreement and the additional benefits set out in Paragraph 5 above, you release and forever discharge the Company, its present and former agents, employees, officers, directors, shareholders, principals, predecessors, alter egos, partners, parents, subsidiaries, affiliates, attorneys, insurers, successors and assigns, from any and all claims (excluding indemnification obligations and rights under the Company’s director and officer insurance policies), demands, grievances, causes of action or suit of any kind arising out of, or in any way connected with, the dealings between the parties to date, including the employment relationship and its termination.
     This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state or administrative claims, rule, regulation, or ordinance, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act, or the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act, as amended (“OWBPA”) (except a claim relating to whether this release or waiver is valid under the ADEA and except for any claims under the ADEA that may arise after the date this agreement is executed by you). By executing this Agreement, you acknowledge and agree that with the payments described in this Agreement, you have received all compensation to which you are entitled from the Company through the Separation Date, plus consideration in excess of that amount.

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     7. You acknowledge that with this document you have been advised in writing to consult with an attorney prior to executing this waiver of ADEA claims and that you have been given at least forty-five (45) days from the date of this Agreement in which to consider entering into the waiver of the ADEA claims, if any. If you decide to sign before November 16th, 2009 you acknowledge that you are doing so knowingly and voluntarily. In addition, you acknowledge that you have been informed that you may revoke a signed waiver of the ADEA claims for up to 7 days after executing this agreement. To be effective, your revocation must be in writing, signed, dated and delivered to Elizabeth, E. Reed Anadys Pharmaceuticals, Inc. no later than 7 days from the date on which you sign this agreement. If the 7th day falls on a weekend or holiday, your revocation must be delivered the next business day. You also acknowledge that you have been provided a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees in the same job classification or organizational unit who were not terminated.
     8. By executing this agreement, you acknowledge that you have read the document and have had the opportunity to receive independent legal advice with respect to executing this agreement and that you expressly waive the rights and benefits you otherwise might have under California Civil Code Section 1542, which provides:
A general release does not extend to claims which the [employee] does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the [company].
          In other words, there may be additional facts or claims which you do not know about on the date you sign this Agreement. By signing this Agreement, you understand and agree that you are giving up your right to bring any known or unknown claim against the Company.
     9. The Company expressly denies liability of any kind to you, and nothing contained in this agreement will be construed as an admission of any liability.
     10. You acknowledge and agree that you have a continuing obligation to keep confidential and not to disclose information known or learned as a consequence of your employment with the Company, including facts relating to the business operations, procedures, research strategies and approaches, finances, product candidates, development plans and strategies, suppliers, and business tactics, plans and strategies and other information which is not generally known in the industry. You also agree that you have a continuing obligation under the terms of the Proprietary Information and Inventions Agreement which you signed on April 17, 2001, and that the relevant terms of that agreement will continue in full force and effect.
     11. Nothing in this Agreement alters the at-will nature of your employment. Anadys is an at-will employer and as such your employment continues to be voluntarily and for no specified period. As a result, you are free to resign or the company may terminate your employment at any time, for any reason, with or without cause. No employee of Anadys can enter into an

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employment contract for a specified period of time, or make any agreement contrary to the at-will policy of Anadys without the written approval of the Chief Executive Officer of Anadys.
     12. This Agreement has been executed and delivered within California, and our respective rights and obligations shall be construed and enforced in accordance with and governed by California law.
     13. You acknowledge that this Agreement and the Severance Agreement is the entire agreement between the parties regarding severance benefits and/or compensation and supersedes all prior and contemporaneous oral and written agreements and discussions. This agreement may be amended only by an agreement in writing.
     14. Any dispute or claim arising out of this Agreement will be subject to final and binding arbitration. The arbitration will be conducted by one arbitrator who is a member of the American Arbitration Association (AAA) and will be governed by the Model Employment Arbitration rules of AAA. The arbitration will be held in San Diego, California and the arbitrator will apply California substantive law in all respects. The arbitrator shall have all authority to determine the arbitrability of any claim and enter a final, binding judgment at the conclusion of any proceedings. Any final judgment only may be appealed on the grounds of improper bias or improper conduct of the arbitrator.

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We trust that the severance benefits and other consideration set out in this Agreement will assist you in the smooth transition of your employment. This offer expires on November 16th, 2009 at 5 pm. We wish you the best in your future endeavors.

Sincerely yours, Anadys Pharmaceuticals, Inc.
/s/ Stephen T. Worland
By: Stephen T. Worland, Ph.D.

I understand, acknowledge and agree to the terms and conditions, including the releases and waivers, set forth in this letter agreement.

DATED: 09/30/2009	/s/ Mary Yaroshevsky-Glanville
Mary Yaroshevsky-Glanville